EXHIBIT 10.3
              Addendum to Funding Commitment Letter and Subscription Agreement

                               ADDENDUM TO FUNDING COMMITMENT
                             LETTER AND SUBSCRIPTION AGREEMENT

      This Addendum to Funding Commitment Letter and Subscription Agreement ("Addendum") is executed on this 12th Day of April, 2000, by and between Teakwood Ventures, LLC "Subscriber," a Delaware LLC, and orbitTRAVEL.com Corporation (the "Company") a Delaware corporation.

                                          RECITALS

I. In that certain Funding Commitment Letter and Subscription Agreement ("Agreement") between the parties dated as of February 15, 2000, Subscriber agreed to purchase, and the Company agreed to sell to Subscriber, 11,223,334 shares of the Company's common stock at a price of $.1782 per share on or before March 30, 2000 (the "Purchase Date");

II. The Agreement included a Repricing Limit Loss provision, which provided for the proportional repricing of the Company's common stock if, on the Purchase Date, the per share market price such stock fell below an amount equivalent to a total market capitalization of $200,000,000.00 (the "Target Market Cap");

III. The price of the Company's common stock fell below the Target Market Cap on the Purchase Date; and

IV. The parties have executed this Addendum to set forth the price of the Company common stock to be issued to Subscriber pursuant to the Repricing Limit Loss provision of the Agreement.

      NOW THEREFORE, based upon the mutual covenants and conditions set forth in the Agreement and this Addendum, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Market Capitalization on Purchase Date. The parties understand and agree that, on the Purchase Date, Company had 101,279,739 shares of its Common Stock issued and outstanding, at a price of .224 per share, which equates to a market capitalization of $22,686,662.

2. Percentage Below Target Market Cap: The Company's market capitalization on the Purchase Date was 88.66% below the Target Market Cap.

3. Repricing: The price of the Company common stock as set forth in the Agreement ($.1782) shall be reduced by the percentage below which the actual market capitalization fell below the Target Market Cap on the Purchase Date (88.66%), which calculation results in a per share price of $.0202 per share.

4. Shares Subject to Purchase: Based on the foregoing, Subscriber shall purchase Two Million Dollars ($2,000,000.00) of the Company's common stock, priced at $.0202 per share (99,009,901 shares, rounded to the nearest whole share)

5. Closing of Funding: The parties agree that the closing of Unit One of the funding commitment set forth in the Agreement shall take place immediately upon the execution of this Addendum. The parties further agree that the Agreement shall remain in full force and effect in accordance with the terms thereof.

ORBITTRAVEL.COM CORPORATION         TEAKWOOD VENTURES,LLC



------------------------------            -----------------------------
Joseph R. Cellura                         Aditha Reksono
Chairman and C.E.O.                             Managing Director